Exhibit 5.1

[Morrison and Foerster Letterhead]

March 27, 2007

Capital Exchange, LLC

12600 Hesperia Road, Suite C

Victorville, CA 92395

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form SB-2 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Capital Exchange, LLC, a Delaware limited liability company (the “Company”), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement are duly authorized and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

/s/ Morrison & Foerster, LLP

Morrison & Foerster, LLP